Exhibit 99.1
PROG Holdings Updates 2026 Outlook Ahead of Investor Day
SALT LAKE CITY, March 10, 2026 – PROG Holdings, Inc. (NYSE:PRG), the fintech holding company for Progressive Leasing, Four Technologies, MoneyApp, and Purchasing Power, today announced it is updating its full year 2026 outlook, specifically for its Purchasing Power business, ahead of its Investor Day in New York City on March 10, 2026.
In connection with the Company’s acquisition of Purchasing Power in January 2026, the Company will be applying revenue recognition standard ASC 606, which the Company believes will primarily result in changes to revenue reported for Purchasing Power’s Travel and Service product categories. Specifically, Travel and Service revenue will be reported net of certain direct costs, resulting in a reduction in total Purchasing Power revenue of approximately $70 million at both the high-end and low-end of the ranges the Company provided in its 2026 guidance on February 18, 2026. This result, along with other less significant adjustments that are required in connection with the Company’s application of ASC 606, are not expected to have a material impact on Purchasing Power’s gross margin, earnings before taxes or adjusted EBITDA. Similarly, the Company continues to expect Purchasing Power’s 2026 revenue to grow at a low double-digit rate. The Company’s financial expectations for 2026 otherwise remain unchanged from the guidance it provided on February 18, 2026.
The Company’s assumptions underlying its outlook also remain unchanged from those disclosed in its February 18, 2026 guidance, including no material changes in the Company’s current decisioning posture. Further, it assumes the continuation of a difficult operating environment with soft demand for consumer durable goods, and does not assume a material economic slowdown resulting from, among other things, current Iran-related hostilities.

	Revised 2026 Outlook		Previous 2026 Outlook
(In thousands)	Low	High	Low	High

PROG Holdings - Total Revenues from Continuing Operations	$2,950,000	$3,070,000	$3,020,000	$3,140,000
Purchasing Power - Total Revenues	610,000	660,000	680,000	730,000
For interested parties unable to attend the Company’s Investor Day in person, a live webcast, along with accompanying supporting materials, will be available at investor.progholdings.com and an archived replay will be available on the Company’s website following the conclusion of the event.

About PROG Holdings, Inc.
PROG Holdings, Inc. (NYSE:PRG) is a fintech holding company headquartered in Salt Lake City, UT, that provides transparent and competitive payment options and inclusive consumer financial products. The Company owns Progressive Leasing, a leading provider of e-commerce, app-based, and in-store point-of-sale lease-to-own solutions, Four Technologies, provider of Buy Now, Pay Later payment options through its platform Four, MoneyApp, a cost-effective short-term cash advance solution and Purchasing Power, a leading employee purchase program for consumer products and services using payroll deduction. More information on PROG Holdings' companies can be found at https://www.progholdings.com.
Forward Looking Statements
Statements in this news release regarding PROG Holdings, Inc. that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “outlook”, “will”, “believes”, “guidance” and “expected” and similar forward-looking terminology. These risks and uncertainties include, among others, the risks and uncertainties discussed under "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 18, 2026. Statements in this press release that are "forward-looking" include, without limitation, statements regarding the Company’s and Purchasing Power’s updated full year 2026 outlook, the application of revenue recognition standard ASC 606, the Company’s belief that the impact of such application will primarily relate to Purchasing Power’s Travel and Service product categories, and the Company’s expectation that other adjustments required in connection with the application of ASC 606 will not have a material impact on Purchasing Power’s other financial results. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.
Investor Contact
John A. Baugh, CFA
Vice President, Investor Relations
john.baugh@progleasing.com